June 8, 2005

via U.S. mail and facsimile

Jim W. Perry, President and Chief Executive Officer
Waste Industries USA, Inc.
3301 Benson Drive, Suite 601
Raleigh, NC  27609

	RE:	Form 10-K for the fiscal year ended December 31, 2004
		Form 10-Q for the period ended March 31, 2005
			File No. 0-31050


Dear Mr. Perry:

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.

								Sincerely,


								Rufus Decker
								Accounting Branch Chief


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Mr. Gary T. Steele
March 9, 2005
Page 1 of 1



UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549-0510

         DIVISION OF
CORPORATION FINANCE